Item 77 Q1 b
Exhibits

FEDERATED MUNICIPAL OPPORTUNITIES FUND, INC.

AGENDA OF ITEMS TO BE CONSIDERED AT THE
BOARD OF DIRECTORS' MEETING

August 18 - 21, 1998

Fiscal Year: August 31
Investment Adviser:
 Federated Advisers

Classes:

Class A Shares ("FMOFA")
Class B Shares ("FMOFB")
Class C Shares ("FMOFC")
Class F Shares ("FMOFF")


1.	Approve an amendment to the existing non-fundamental policy of
FMOF to allow the fund to invest in securities rated below BB.

2.	Other business.

SMJ/MSH/ARB



q:/fed_bd/ meeting/mtg_docs/agendas/898/fmof898.doc - smjones






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